PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust/abrdn Emerging Opportunity Fund Announces Approval of Liquidation

WHEATON, IL – (BUSINESS WIRE) – September 20, 2022 – First Trust/abrdn Emerging Opportunity Fund (NYSE: FEO) (the “Fund”) announced today that it intends to liquidate and distribute its net assets to shareholders. Based upon the recommendation of First Trust Advisors L.P., the Fund’s investment advisor (“FTA”), the Board of Trustees of the Fund determined that it was in the best interests of the Fund and its shareholders to liquidate the Fund.  Accordingly, the Board of Trustees of the Fund approved the liquidation of the Fund pursuant to a plan of liquidation and termination. The Fund intends to terminate on or around December 7, 2022 (the “Termination Date”).

As the Fund liquidates its assets, it may deviate from its investment objective and policies. The Fund’s common shares of beneficial interest (the “Common Shares”) are expected to cease trading on the New York Stock Exchange on or about December 1, 2022 and will be suspended from trading before the open of trading on or about December 2, 2022. The Fund anticipates making a liquidating distribution of cash, after paying or making reasonable provisions for the payment of all of its charges, taxes, expenses and liabilities, on or about the Termination Date (the “Liquidating Distribution”). The Fund has designated the close of business on December 5, 2022 as the effective date for determining the shareholders entitled to receive the Liquidating Distribution.

If the Fund is not able to liquidate all of its assets by the Termination Date, for example certain Russian securities currently not available for sale, it will transfer such remaining assets to a liquidating trust (the “Liquidating Trust”) and, in such case, the Liquidating Distribution would be comprised of cash plus, for every one Common Share held by a Fund shareholder, one share of the Liquidating Trust. Shareholders would not have the right to sell, transfer or otherwise dispose of or in any way encumber the interests they receive in the Liquidating Trust, except by operation of law or upon the death of the shareholder, or as required by law or order of a court of competent jurisdiction. The interests in the Liquidating Trust would not be offered to the public and would not be traded on an exchange. The trustee of the Liquidating Trust would use its reasonable best efforts to reduce the assets held in the Liquidating Trust to cash and, from time to time, pay the proceeds, if any (after accounting for amounts retained in reserve for the payment of applicable expenses and liabilities, if any), from the sale of such assets to shareholders of the Liquidating Trust.

Shareholders may recognize gain or loss for U.S. tax purposes as a result of the Fund’s liquidation. Investors should consult a professional tax advisor regarding their specific tax situation.

FTA is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate, First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $193 billion as of August 31, 2022 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

The Fund’s daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com.

Contact:

First Trust Advisors L.P.

Jeff Margolin 630-915-6784

Source: First Trust Advisors L.P.